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                                                                   EXHIBIT 10.21


                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made as of this 1st day of January, 1996, by and between XCEL CORPORATION, a New Jersey corporation with offices at 4290 E. Brickell Street, Ontario, California, 91761-1511 (the "Employer" or the "Company"), and Carmine T. Oliva who resides at 97 Ellisen Road, Watchung, New Jersey 07060 ("Employee").

                               W I T N E S S E T H

      WHEREAS, the Employee desires to be employed by the Employer, and the Employer desires to employ the Employee; upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual Promises, covenants and agreements hereinafter contained the parties hereto agree as follows:

I.    EMPLOYMENT

      1.1 Employment. Subject to the provisions for termination as hereinafter provided, the term of this agreement shall begin on the date first written above and shall terminate on January 1, 2001, (the "Employment Period").

      1.2 Renewal. Subject to the provisions for termination as hereinafter provided, this agreement shall be automatically renewed for three (3) successive two (2) year terms commencing on January 1, 2001, (the "Renewal Periods ") unless, during the
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following periods either party to this Agreement shall notify the other party in writing of its desire not to renew this Agreement; provided, however, any action required to be taken with respect to this Employment Agreement by the Employer shall only be taken after the Management Development and Compensation Committee of the Board of Directors of the Employer approves such action. The required notice periods in order to prevent an automatic renewal of this Agreement shall be as follows:

       Period During Which Notice
      Of Non-Renewal Must Be Given                  Renewal Period
      ----------------------------                  --------------
           11/1/99 to 1/1/00                        1/1/01 to 1/1/03
           11/1/01 to 1/1/02                        1/1/03 to 1/1/05
           11/1/03 to 1/1/04                        1/1/05 to 1/1/07

      1.3 Duties. Subject to Section 1.4, the Employee hereby promises to perform and discharge well and favorably the duties of Chairman, President and Chief Executive Officer and to perform services in such additional capacities as may be directed by the Board of Directors (the "Board") in accordance herewith. As Chairman, President and Chief Executive Officer, the Employee's duties shall consist of the usual and customary duties of his position and he shall be subject to the direction and control of the Board. Further the Employee shall at all times have the authority as shall reasonably be required to enable him to discharge such duties in an efficient manner.
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      1.4 Redesignation. The Board may, in its discretion, elect or appoint the
Employee to offices or positions other than, or in addition to, Chairman, President and Chief Executive Officer (hereinafter the "Redesignation") by providing the Employee with prompt written notice of the Redesignation. If any Redesignation and related addition to and/or reduction of Employee's duties results in a substantial net change in the scope of the Employee's responsibilities, the Employee may elect, in his sole discretion, not to accept such Redesignation and to resign upon providing written notice of his resignation to the Employer not less than thirty (30) days after the Employee has been provided with written notice of the Redesignation. In such event, the Employer shall pay, if such Redesignation occurs during the Employment Period, the Employee his annual salary, as provided herein, for three (3) years following the effective date of such resignation or until January 1, 2001, whichever is the longer period. In the event that the Redesignation shall occur at any time after the Employment Period, and during one of the Renewal Periods, the Employer shall pay the Employee his annual salary, as provided herein, for three (3) years following the effective date of such resignation. All sums owing hereunder in the event of a Redesignation and a subsequent resignation by the Employee shall be due and payable within thirty (30) days of the effective date of such resignation. Furthermore, in the event of such Redesignation and subsequent resignation, all Deferred Salary,
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including $104,000 deferred prior to the effective date of this agreement,
(hereinafter referred to as the "Deferred Salary") and/or other monies owed the Employee under any voluntary or company-imposed compensation deferral program, shall also be payable within thirty (30) days of the effective date of such resignation. These amounts shall be paid in cash in accordance with policies and procedures covering the Employee and all similarly-situated Company employees at that time.

      1.5 Other Business Activities. The Employee shall devote his full time, attention and energies to the business of the Company and shall not, so long as he remains in the employ of the Company, be engaged in any other employment or business of substantial nature, whether or not such business activity is pursued for gain or profit, without the written consent of the Company. Nothing contained herein, however, shall be construed as preventing the Employee from
(i) making passive investments of his assets in such form or manner as he desires, provided such investments: (a) do not require the Employee to render service in the operations or affairs of the firms, corporations or other entities in which such investments are made, and (b) are not made in any business directly or indirectly competing with the Employer or its subsidiaries or affiliated corporations, if any, unless the stock of such company is listed on a national stock exchange and the Employee owns less than three percent (3%) of the outstanding voting securities, or (ii) becoming a member of the Board of Directors of any other
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corporation that the Employee desires, provided that the corporation upon whose
Board the Employee becomes a member of is not, in the sole discretion of the Employer's Board of Directors, in competition with the business of the Employer.

      The Company shall provide the Employee with adequate office and support staff to accomplish the objectives for which he is employed and in order to perform the duties as set forth herein.

II.   COMPENSATION

      2.1 Annual Salary. Subject to the provisions for deferral set forth in
Section 2.2 below, the Employer shall pay to the Employee in compensation for the Employee's services hereunder, a base salary of $250,000 per annum, subject to the cessation of the current salary abatement program, payable in equal periodic installments in accordance with the customary payroll policy of the Employer. The Employee shall also be eligible to receive merit or promotional increases in accordance with the Employer's annual review, or other general review of its officer compensation.

      2.2 Deferred Compensation. As noted in Section 1.4 above, the Employee deterred $104,000 of salary (the Deferred Salary") in an earlier period for the Company's benefit. The Deferred Salary shall be payable once the Employer has reported two consecutive profitable fiscal quarters during the Employment Period or the renewal Periods. Furthermore, the Deferred Salary shall be payable in equal monthly installments over a one year period once the two consecutive quarters of cumulative
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profitability have been recorded. Alternatively, the Employee, at his sole discretion, may convert the Employer's Deferred Salary obligations into any program established by the Employer to discharge its obligations to employees under any compensation abatement or similar deferral procedure. The converted amounts will be valued in the new program on a basis equitable and in accordance with the procedure used to establish the values for all other participants in such program.

      Notwithstanding any other provision to the contrary contained in this Section 2.2, in the event of any resignation of the Employee pursuant to
Section 1.3 or as a result of the Employee's notification to the Employer that he does not desire to renew this Agreement as required under Section 1.2 hereof, or in the event of any termination pursuant to Sections 3.1, 3.2, 3.4, or 3.5 all Deferred Salary or other deferred compensation shall be payable within thirty (30) days of such termination thereof.

      2.3 Expenses. The Employer agrees to reimburse the Employee against his receipts for all reasonable business expenses incurred by him during the Employment Period in connection with the performances of his services hereunder.

      2.4 Bonus. The Employer agrees that the Employee will be entitled to participate in any bonus or similar plan approved by the Employer's Board of Directors.

      2.5 Stock Purchase Warrants. As a condition to his entering into this Employment Agreement, Employee is entitled to purchase, subject to the provisions of the warrant ("Warrant"), from XCEL Corporation, at $5.00 per share, two hundred fifty
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thousand (250,000) shares of the company's common stock, no-par value ("Common
Stock") at any time during the period commencing on the date of the Warrant, January 1, 1996, to 5:OO p.m. New York City time, December 31, 2000.

      2.6 Stock Options and other Incentive Plans. The Employee shall continue to be eligible to participate in any Incentive Stock Option or Non-qualified Stock Option Plan, or other incentive plans duly approved by the Board of Directors for implementation within the Company.

      2.7 Insurability: Right to Insure. Employee represents and warrants to the Company that on the date hereof he is, and upon the commencement of the Employment Period he will be, insurable at standard premium rates. Employee agrees that the Employer shall have the right during the Employment Period to insure the life of Employee by a policy or policies of insurance (including that presently in force) in such amount or amounts as it may deem necessary or desirable, and Employer shall be the beneficiary of any such policy and shall pay the premiums or other costs thereof. The Employer shall have the right, from time to time, to modify any such policy or policies of insurance or to take out new insurance on the life of the Employee. Employee agrees, upon request, at any time or times prior to the commencement of or during the Employment Period to sign and deliver any and all documents and to submit to any physical or other reasonable examinations which may be required in connection with any such policy or policies of insurance or modifications thereof.
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      2.8 Personal Guarantee/Capital Preservation Insurance. The Company will provide a life insurance policy on Employee's life, in the amount of $1 million, payable to Employee's estate in the event of his death during the life of this agreement and any extensions thereof. This benefit is in return for, and will protect the estate from financial loss arising from, any and all personal guarantees which the Employee provided in favor of the Corporation, as required by various corporate lenders. It will also enable such estate to exercise all warrants and options pertaining to the Company's capital stock, thereby preserving to his heirs the Employee's equity in the Company, which is a privately held entity with illiquid shares.

      2.9 Additional Benefits. The Employee shall be entitled to the customary and usual medical, insurance, fringe and other benefits made available to the Employer's employees generally.
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III.  TERMINATION

      3.1 Termination due to Death. If during the Employment Period Employee shall die, this Agreement shall terminate, except that the compensation or other amounts payable hereunder, including all of the Employee's Deferred Salary payable pursuant to Section II of this Agreement, to or for the benefit of Employee shall be paid for one (1) year following the death of the Employee to such person or persons as Employee may designate by notice to the Employer from time to time or, in the absence of such designation, to his legal representatives.

      3.2 Termination due to Disability. If during the Employment Period Employee shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder
(i) for a period of 180 consecutive days, or (ii) for shorter periods aggregating 18O days during any period of eighteen consecutive months, the Employer may at any time after the last day of the 180 consecutive days of disability or the day on which the shorter periods of disability shall have equaled an aggregate of 180 days, by 10 days written notice to Employee (but before Employee had recovered from such disability), terminate this Agreement. Notwithstanding such disability, the Employer shall continue to pay Employee compensation or other amounts payable hereunder, including all of the Employee's Deferred Salary
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payable pursuant to Section II of this Agreement, to or for the benefit of
Employee up to and including the date two (2) years after the effective date of such termination.

      3.3 Termination for Cause. The Employer may at any time during the Employment Period, by notice, terminate this Agreement and discharge Employee for cause, whereupon the Employer's obligation to pay any compensation, severance allowance, or other amounts payable hereunder to or for the benefit of Employee shall terminate on the date of such discharge, notwithstanding anything herein contained to the contrary. As used herein the term "for cause" shall be deemed to mean and include chronic alcoholism; drug addiction; misappropriation of any money or other assets or properties of the Employer or its subsidiaries; willful violation of specific and lawful written directions from the Board of Directors of the Employer; failure or refusal to perform the services required of Employee under this Agreement; willful disclosure of trade secrets or other confidential information resulting in substantial detriment to the Company as documented by the Employer under oath or affirmation; conviction in a court of competent jurisdiction of any crime involving the funds or assets of the Company including, but not limited to, embezzlement and larceny; any civil or criminal misconduct or personal misbehavior which is detrimental to the image, reputation, welfare or security of the Employer where such
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misconduct or misbehavior and judgment have been documented by the Employer under oath or affirmation; and any other acts or Omissions that constitute grounds for cause under the laws of the State of New Jersey, California or Illinois.

      3.4 Termination Without Cause. The Employer may terminate this Agreement without cause at any time upon sixty (60) days written notice to the Employee. In the event the Employer does terminate this Agreement without it being "for cause", the Employee, if requested in writing by the Employer, shall continue to render services at full compensation until the effective date of such termination. Thereafter, during the Employment Period, the Employee shall be paid his Annual Salary for two and one-half (2 1/2) years following the effective date of such termination or until January 1, 2001 whichever is the longer period. in the event such termination pursuant to this Section 3.4 occurs during any of the Renewal Periods, the Employee shall be paid his Annual Salary through the expiration of that particular Renewal Term as well as all and other amounts payable hereunder including the Employee's Deferred Salary. Termination "without cause" shall include the ceasing of operations due to bankruptcy and/or the general inability of the Employer to meet the Employer's obligations as they become due.

      3.5 Termination upon Sale of Business. Employer may terminate this Agreement upon thirty (30) days written notice
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to Employee upon the happening of any of the following events:

      a.    Sale by Employer of substantially all of its assets;

      b. Sale, exchange or other disposition of two-thirds or more of the outstanding capital stock of the Employer;

      c. Merger or reorganization of the Employer in which the shareholders of the Employer immediately prior to such merger or reorganization receive less than fifty percent (50%) of the outstanding voting shares of the successor corporation;

provided, however, that upon any termination pursuant to this Section 3.5, the Employer shall pay in a lump sum within thirty (30) days of the occurrence of any of the events described in this Section 3.5 or, at Employee's election, in installments, the Employee's Annual Salary and all other amounts payable hereunder, including the Employee's Deferred Salary for two and one-half (2 1/2) years following the effective date of such termination or until January 1, 2001, whichever is the longer period. In the event such termination pursuant to this
Section 3.5 occurs during any of the Renewal Periods, the Employee shall he paid his Annual Salary to the expiration of that particular Renewal Term as well as all other amounts payable hereunder, including the Employee's Deferred Salary.
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      3.6 Consequences of Termination. (a) In the event of a termination of this
Agreement for any reason and unless otherwise agreed in writing by the parties hereto, (i) the principal and interest of all loans made by the Employee and by members of Employee's family to Employer shall on the effective date of such termination become due and, payable and shall be paid in full as soon as practicable thereafter notwithstanding any agreements to the contrary; (ii) all personal guarantees given by the Employee and the Employee's family on behalf of the Employer shall be voided no later than the effective date of such termination and written evidence thereof shall be provided as soon thereafter as practicable; (iii) all other obligations incurred by the Employee on behalf of the Employer, including any and all lease obligations signed by the Employee related to the performance of his duties hereunder, including but not limited to residence lease agreements between the Employee and third parties shall be voided on or about the effective date of such termination or fully assumed by the Employer; (iv) all loan collateral pledged by the Employee or members of Employee's family shall be returned to the Employee and other pledgers as soon as practicable, and replaced by collateral of similar value therefore by the Company and (v) all Deferred Salary which shall have accrued on or before the effective date of termination shall be paid as described in this Agreement. It is the expressed understanding of the parties hereto that as soon as practicable after the effective date of the Employee's termination of employment, or
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termination of the lease relating to the occupancy of a certain domicile used by the Employee and other business related persons, all personal property of the Employee will be returned to the principal place of residence of the Employee at the expense of the Employer.

      (b) In the event that the Employer fails to comply in full with the requirements of subparagraph (a) of this section, the Employee's Annual Salary shall be paid, or continue to be paid, until compliance is rendered in full, and such payments shall be in addition to any severance payments and not set off against same.

IV.   COVENANTS NOT TO COMPETE

      4.1 The Employee agrees that (i) during the Employment Period and any renewals thereof, or in the event of a termination pursuant to Section 3.3 and, thereafter for a period of two years or (ii) in the event of a termination pursuant to Sections 3.4 or 3.5 and for the period from the effective date of such termination until the expiration of a period of twelve months thereafter, or (iii) until the expiration of a period of twelve months following his resignation upon Redesignation for the Interim Period as defined in Section 1.3, he will not act as a principal, agent, employee, employer, consultant, control person, stockholder, director or co-partner of any person, firm business entity other than the Employer, or in any individual
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representative capacity whatsoever, directly or indirectly, without the express consent of the Employer:

      (a) engage or participate or be employed in any business whose products or services are competitive with that of the Employer in the World; provided, however, that the ownership by the Employee of not more than three percent (3%) of a corporation or similar business venture shall not be deemed to be a violation of this covenant as long as the Employee does not become a controlling person or actively involved in the management of such corporation or business venture;

      (b) approach, solicit business from, or otherwise do business or deal with any customer of the Employer in connection with any product or service competitive with any provided by the Employer; provided, however, the Employee may approach, solicit business from, or otherwise do business or deal with any subsidiary or division of any customer of the Employer provided that such customer's division or subsidiary does not provide a product or service competitive with any provided by the Employer.

      (c) approach, counsel, solicit, assist to solicit or attempt to induce any person who is then in the employ of the Employer its affiliates or subsidiaries to leave the employ of the Employer or employ or attempt to employ on behalf of any person or entity any such person or persons who at any time
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during the preceding six months was in the employ of the Employer;

      (d) aid or counsel any other person, firm, corporation or business entity to do any of the above.

      For purposes of this Section 4.1, the term "customer" shall mean (i) any person or entity who was a customer of the Employer at any time during the last two months of the Employee's employment by the Employer; (ii) any prospective customer to whom the Employer had made a presentation (or similar offering of product(s)) during the last year of the Employee's employment by the Employer.

      The Employee acknowledges (i) that his position with the Employer requires the performance of services which are special, unique, extraordinary and intellectual in character and places him in a position of confidence and trust with the customers and employees of the Employer, through which, among other things, he shall obtain knowledge of such organizations "technical information" and "know-how" and become acquainted with their customers, in which matters such organizations have substantial proprietary interests, (ii) that the restrictive covenants act forth above are necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the
Company, and (iii) that the Employer would not have entered into this Agreement unless such covenants were included herein.
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      The Employee also acknowledges that the business of the Employer Presently extends throughout the World, that he has personally supervised or engaged in such business on behalf of Employer, or will do so pursuant to the terms of this Agreement, and, accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area than is set forth therein. The Employee also represents to the Employer that the enforcement of such covenants will not prevent the Employee from earning a livelihood.

      If any of the provisions of this Section, or any part thereof, it hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties
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hereto that such determination not bar or in any way affect the Employer's right to the relief provided for herein in the Courts of any other jurisdictions as to breaches or threatened breaches of such Provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this Purpose, severable into diverse and independent covenants.

V.    CONFIDENTIAL INFORMATION

      5.1 DISCLOSURE OF INFORMATION. The Employee recognizes and acknowledges that the financial information, trade secrets, technical information and confidential or proprietary information of the Employer, including such information as may exist from time to time, and information as to the identity of customers or prospective customers of the Employer and other similar items, are valuable. special and unique assets of the Employer's business, access to and knowledge of which are essential to the performance of the duties of the Employee hereunder. The Employee will not, during or after the term hereof, in whole or in part, disclose such secrets or confidential, technical or proprietary information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property or information for his own purpose or for the benefit of any person, firm, corporation or other entity (except the Employer) under any
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circumstances, during or after the term hereof, provided that after the term hereof these restrictions shall not apply to such secrets or information which are then in the public domain (provided that the Employee was not responsible directly or indirectly, for such secrets or information entering the public domain without the consent of the Employer).

      5.2 Ownership of Inventions. All of the Employee's right, title and interest in all developments or improvements devised or conceived by the Employee, alone or with others, during his working hours, as well as in all developments or improvements devised or conceived by the Employee, alone or with others, which relate to any business in which the Employer is then engaged or contemplating engaging, regardless of when devised or conceived, is the exclusive property of the Employer. The Employee shall promptly disclose all such developments and improvements to the Employer. The Employee shall not use or disclose any such developments or improvements, other than in furtherance of the Employer's business, without the Employer's prior written consent.

      5.3 Return Memoranda. Employee hereby agrees to deliver promptly to the Employer on termination of his employment, or at any other time the Employer may so request, all memoranda, notes, records, reports, manuals, drawings and other documents (and all copies thereof) relating to the Employer's business and all property associated therewith, which he may then possess or have under his control.
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VI.   INJUNCTIVE RELIEF

      6.1. The Employee acknowledges that the remedy at law for any breach or threatened breach Of Articles IV and V hereof by the Employee will be inadequate, and that, accordingly, the Employer shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. The Employee agrees not to plead or defend on grounds of adequate remedy at law or any similar defense in any action by the Employer against him or injunctive relief or for specific performance of any of his obligations pursuant to Articles IV and V hereof. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies for such breach or threatened breach.

VII.  MISCELLANEOUS PROVISIONS

      7.1 Notices and Communications. All notices and communications hereunder shall be in writing and shall be hand delivered or sent postage prepaid by registered or certified mail, return receipt requested, to the address first above written or to such other address of which notice shall have been given in the manner herein provided.
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      7.2 Entire Agreement. All Prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement, and this Agreement constitutes the entire understanding between the parties. This Agreement may not be modified, amended, changed or discharged except by a writing signed by the parties hereto, and then only to the extent therein set forth.

      7.3 Assignment. This Agreement may be assigned by the Employer and shall be binding upon and inure to the benefit of the Employees assigns and successors. The services to be performed by the Employee pursuant to this Agreement may not be assigned by the Employee.

      7.4 Waiver. No waiver of any breach of this Agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent therein set forth.

      7.5. Indemnification. The Employer will indemnify Employee, to the maximum extent permitted by applicable law and the Bylaws of the Company, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or other
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reason of his being an officer, director or employee of the Employer or any subsidiary or affiliate thereof.

      7.6 Section Headings. The section headings of this Agreement are solely for the purpose of convenience and shall neither be adeemed a part of this agreement nor used in any interpretation thereof.

      7.7 Governing Law. This agreement and the relationship of the parties shall be governed by, and construed in accordance with, the laws of the state of New Jersey, or until such time as the Company's state of incorporation may be changed to another state within the United States, at which point the relationship of the parties would then be governed by, and construed in accordance with, the laws of the new state of incorporation.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                    XCEL CORPORATION



Dated:  1/1/96                      BY: /s/ Robert B. Runyon
                                        -----------------------------
                                        Robert B. Runyon, Chairman,
                                        Management Development and
                                        Compensation Committee,
                                        Board of Directors








Dated:  1/1/96                          /s/ Carmine T. Oliva
                                        -----------------------------
                                        Carmine T. Oliva, Employee